Exhibit 99.1

RRD REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

NET SALES IMPROVED SEQUENTIALLY FROM PREVIOUS TWO QUARTERS AND EXCEEDED MID-POINT OF PRIOR EXPECTED RANGE BY MORE THAN $150 MILLION

GAAP EPS FROM CONTINUING OPERATIONS IN FOURTH QUARTER INCREASED $0.41 FROM PRIOR YEAR; NON-GAAP ADJUSTED EPS FROM CONTINUING OPERATIONS INCREASED $0.28

TOTAL DEBT DOWN OVER $500 MILLION IN THE QUARTER AND DOWN OVER $300 MILLION FROM YEAR AGO PERIOD; CUMULATIVE REDUCTION SINCE 2016 NOW TOTALS NEARLY $900 MILLION; GROSS AND NET LEVERAGE IMPROVED SIGNIFICANTLY

TOTAL LIQUIDITY IMPROVED TO $865 MILLION, $322 MILLION HIGHER THAN THIRD QUARTER

Chicago, February 23, 2021 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the fourth quarter and full year of 2020.

Q4 Key messages

•	GAAP net sales, including the impact of dispositions and FX, decreased 5.6%; Non-GAAP organic net sales decreased 4.8%; both decline rates improved sequentially from the prior two quarters
•	GAAP earnings per share from continuing operations of $0.46 and Non-GAAP adjusted earnings per share from continuing operations of $0.71 both increased significantly from the prior year
•	Both GAAP and Non-GAAP income from operations roughly flat to prior year; GAAP operating margin improved 30 bps while Non-GAAP improved by 50 bps, both benefitted from cost reduction actions
•

Operating cash flow of $124.6 million in the quarter is down from prior year; 2020 amount includes $47 million paid to terminate 25 deferred compensation plans and cash taxes on the gain from selling the Logistics businesses in addition to the expected impact from accelerating working capital improvements to earlier quarters in 2020

•	Gross leverage ratio of 3.7x improves 1.0x from September 30, 2020 and 0.5x from December 31, 2019; net leverage ratio of 3.0x improves 0.7x from both September 30, 2020 and December 31, 2019
•

Generated significant cash from non-operating activities, including $244 million primarily from the dispositions of the Logistics businesses and three building sales, and an additional $96 million from liquidating certain life insurance policies

“We delivered a strong fourth quarter to finish an extraordinary year. I am proud of the RRD team’s ongoing resilience and commitment to protect the health and safety of our global colleagues while delivering the essential marketing and business communications our clients need to propel their businesses,” said Dan Knotts, RRD President and Chief Executive Officer. “Our teams continue to deliver innovative solutions to our clients, aggressively execute our cost reduction plans, and make meaningful progress in improving our capital structure. For the second consecutive year, we achieved full year growth in adjusted income from operations and increased operating margins by lowering our cost structure, expanding client relationships, and securing new business. Additionally, we significantly reduced debt outstanding, extended upcoming maturities, and expanded our liquidity as we continue our drive to improve balance sheet flexibility. Our team is doing an incredible job in managing RRD through these unprecedented times and remains highly focused on advancing our strategic priorities into 2021.”

Financial highlights

The following tables provide an overview of RRD’s financial performance:

	4th Quarter Results
	Q4 2020	Q4 2019	% Change
Net sales	$1.35 billion	$1.43 billion	(5.6%)
Income from operations	$78.1 million	$78.9 million	(1.0%)
Diluted earnings per share from continuing operations	$0.46	$0.05	nm

Adjusted income from operations - non-GAAP (1)	$94.5 million	$93.3 million	1.3%
Adjusted diluted earnings per share from continuing operations - non-GAAP (1)	$0.71	$0.43	65.1%

	Full Year Results
	FY 2020	FY 2019	% Change
Net sales	$4.77 billion	$5.47 billion	(12.9%)
Income from operations	$108.1 million	$185.3 million	(41.7%)
Diluted loss per share from continuing operations	$(0.37)	$(0.07)	nm

Adjusted income from operations - non-GAAP (1)	$239.7 million	$234.2 million	2.3%
Adjusted diluted earnings per share from continuing operations - non-GAAP (1)	$1.21	$0.52	nm

(1)

Refer to "Use of Non-GAAP Information" for additional information on the usage and presentation of non-GAAP financial measures, and refer to the schedules for reconciliations to the most directly comparable GAAP financial measures.

In November 2020, the Company closed on the previously announced sales of its DLS Worldwide and International Logistics businesses. The Company received $230.8 million in net proceeds for the two businesses, including $22.5 million held in escrow, and recorded a $134.4 million after tax gain on the divestitures in the fourth quarter of 2020. During the first quarter of 2020, the Company also sold its Courier Logistics business. The Company has reflected the Logistics Courier business, the DLS Worldwide business, and the International Logistics business as discontinued operations, and the financial results of these businesses have been excluded from continuing operations and segment results for all periods presented unless otherwise noted.

Net sales in the fourth quarter were $1.35 billion, down $80.6 million or 5.6% from the fourth quarter of 2019. The decrease includes a $24.5 million impact from business dispositions, primarily our European statements business which we sold in the fourth quarter of 2019, and lower sales as a result of the COVID-19 pandemic. The 2020 quarter also reflected an $11.5 million increase due to changes in foreign exchange rates.

Organic net sales declined 4.8%. The Business Services segment was up 0.4% on a GAAP basis and 1.7% on a non-GAAP organic basis while the Marketing Solutions segment was down 22.8% on a GAAP and non-GAAP organic basis from the fourth quarter of 2019. The Business Services segment experienced growth driven primarily by higher Supply Chain Services and Packaging product volumes. However, both segments were negatively impacted by lower volumes resulting from the COVID-19 pandemic and lower pricing, partially offset by new pandemic related sales. The Marketing Solutions segment was further impacted by a reduction in Census related sales as the project was successfully completed earlier in 2020.

Income from operations was $78.1 million in the fourth quarter compared to income from operations of $78.9 million in the fourth quarter of 2019.

Non-GAAP adjusted income from operations of $94.5 million increased $1.2 million from the prior year period. The increase was primarily due to aggressive actions taken to reduce the Company’s cost structure and lower depreciation and amortization expense. These benefits were partially offset by the impact of lower sales, higher variable incentive compensation and unfavorable F/X of nearly $10 million which was mostly associated with operations in China.

Earnings per share from continuing operations attributable to common stockholders was $0.46 in the fourth quarter of 2020 compared to $0.05 reported in the fourth quarter of 2019. The 2020 results were positively impacted by a reduction in income taxes from recent tax law guidance and lower interest expense reflecting lower interest rates and decreased debt levels.

Non-GAAP adjusted earnings per share from continuing operations attributable to common stockholders of $0.71 in the fourth quarter of 2020 increased from $0.43 in the fourth quarter of 2019 primarily due to favorable income taxes, lower interest expense, and higher adjusted income from operations.

Other highlights and information (including discontinued operations)

Cash provided by operating activities during the twelve months ended December 31, 2020 was $149.8 million compared to $139.3 million in the prior year period. The full year increase is primarily related to the deferral of the employer portion of payroll taxes of approximately $35 million as part of the CARES Act, working capital improvements and lower interest payments, partially offset by $47 million paid in connection with the termination of 25 deferred compensation plans and higher restructuring payments. As required by the CARES Act, the Company expects to repay half of the payroll tax deferral at the end of 2021 and the remainder at the end of 2022.

Capital expenditures in the twelve months ended December 31, 2020 were $85.6 million versus $138.8 million in the prior year period. The Company collected $290.6 million of proceeds during the year from selling the Logistics businesses and other long-lived assets, primarily buildings, and generated $100 million in proceeds from certain insurance policies which included the fourth quarter liquidation.

As of December 31, 2020, cash on hand was $288.8 million, up $96.9 million from 2019, and total debt outstanding was $1.5 billion, a reduction of $315 million from 2019. Availability under the credit facility was $575.9 million at December 31, 2020. Total liquidity, including cash on hand, was $865 million, up from $543 million at September 30, 2020.

Gross leverage ratio of 3.7x at December 31, 2020 improved from 4.2x at December 31, 2019 and improved from 4.7x at September 30, 2020. Net leverage ratio of 3.0x at December 31, 2020 improved from 3.7x at both December 31, 2019 and September 30, 2020.

Outlook

As the COVID-19 infection rates remain elevated in many parts of the world, the path forward continues to present many uncertainties. As such, the Company is unable to furnish its typical guidance for 2021. However, the Company is providing the following observations and guidance for 2021.

•

Net sales for the year are expected to be flat to up low single digits taking into consideration reductions from the Census project and one-time pandemic related projects in the last half of 2020 offset by a modest economic recovery as the year progresses. However, net sales in the first quarter are expected to be between $1.09 and $1.15 billion, down 5 to 10 percent organically since the pandemic did not begin impacting most of the Company’s businesses until late March 2020 and due to last year’s Census work which wrapped up in mid-2020.

•

Excluding the unpredictable impact from changes in foreign exchange rates, non-GAAP adjusted income from operations and the resulting operating margin are expected to be flat to up slightly from the prior year as the Company continues to benefit from aggressive cost-reduction actions. Results for the first quarter are expected to be slightly lower than the prior year period given the exceptionally strong first quarter of 2020 which included the Census work.

•	Interest expense is expected to range from $120 to $125 million benefitting from lower average borrowings and a lower average interest rate throughout 2021.
•

The full year Non-GAAP effective tax rate is expected to be approximately 35% which is higher than reported in 2020 as non-recurring benefits were reflected in 2020 and the benefit from the CARES Act has expired.

•

Operating cash flow is expected to be slightly lower than the prior year reflecting a reduction due to the repayment of half of the employer portion of payroll taxes deferred in 2020. Capital expenditures are expected to be approximately $80 million and as part of our agreement to sell the printing facility in China, the Company expects to collect one additional deposit of approximately $50 million in 2021. The Company also expects to continue generating additional proceeds from monetizing other assets including proceeds from selling additional facilities.

Conference call

RRD will host a conference call to discuss its fourth quarter results on Wednesday, February 24, 2021 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants must register in advance in order to either join the webcast or request the dial-in information to join by telephone. Registration links for both the webcast and the telephone options are available on the Events & Presentations page of the Investor Relations website. For those unable to join live, a replay of the webcast will be available until April 30, 2021 under the Past Events section of the Investor Relations website.

A slide presentation will be available on the Investors section of the RRD web site at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share, non-GAAP organic net sales and gross and net leverage ratios for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2020, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$1,348.6	$1,429.2	$4,766.3	$5,473.2

Cost of sales (1)	1,059.8	1,130.0	3,789.2	4,389.3

Gross profit (1)	288.8	299.2	977.1	1,083.9
Selling, general and administrative expenses (SG&A) (1)	160.8	165.1	597.5	687.7
Restructuring, impairment and other charges-net	6.2	6.0	100.0	36.7
Depreciation and amortization	33.4	41.0	145.7	162.6
Other operating expense	10.3	8.2	25.8	11.6
Income from operations	78.1	78.9	108.1	185.3
Interest expense - net	32.4	35.0	135.1	150.6
Investment and other income - net	(3.3)	(5.4)	(14.1)	(16.7)
Loss on debt extinguishment	2.6	—	3.0	0.8
Income (loss) from continuing operations before income taxes	46.4	49.3	(15.9)	50.6
Income tax expense	13.0	45.7	10.0	54.9
Net income (loss) from continuing operations	33.4	3.6	(25.9)	(4.3)
Income (loss) from discontinued operations, net of tax	144.4	(93.3)	124.9	(88.4)
Net income (loss)	177.8	(89.7)	99.0	(92.7)
Less: Income attributable to noncontrolling interests	0.2	0.3	0.5	0.5
Net income (loss) attributable to RRD common stockholders	$177.6	$(90.0)	$98.5	$(93.2)

Basic and diluted net earnings (loss) per share attributable to RRD common stockholders:
Continuing Operations	$0.46	$0.05	$(0.37)	$(0.07)
Discontinued Operations	$1.99	$(1.30)	$1.73	$(1.24)
Net earnings (loss) attributable to RR Donnelley stockholders	$2.45	$(1.25)	$1.36	$(1.31)

Weighted average common shares outstanding:
Basic	72.4	71.5	72.3	71.2
Diluted	72.6	71.5	72.3	71.2

Additional information:
Gross margin (1)	21.4%	20.9%	20.5%	19.8%
SG&A as a % of total net sales (1)	11.9%	11.6%	12.5%	12.6%
Operating margin	5.8%	5.5%	2.3%	3.4%
Effective tax rate	28.0%	92.7%	-62.9%	108.5%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Consolidated Balance Sheets
As of December 31, 2020 and December 31, 2019
(UNAUDITED)
(in millions, except per share data)

	12/31/2020	12/31/2019
Assets

Cash and cash equivalents	$288.8	$191.9
Receivables, less allowances for credit losses	1,009.2	1,041.0
Inventories	302.1	301.8
Assets held-for-sale	23.1	200.6
Prepaid expenses and other current assets	133.4	95.6
Total Current Assets	1,756.6	1,830.9
Property, plant and equipment - net	438.8	499.4
Goodwill	410.6	404.5
Other intangible assets - net	68.8	88.8
Deferred income taxes	78.5	57.8
Operating lease assets	223.8	196.7
Other noncurrent assets	153.8	252.0
Total Assets	$3,130.9	$3,330.1

Liabilities

Accounts payable	804.5	798.9
Accrued liabilities and other	351.2	311.3
Short-term operating lease liabilities	73.4	64.6
Short-term and current portion of long-term debt	61.1	71.2
Liabilities held-for-sale	—	92.1
Total Current Liabilities	1,290.2	1,338.1
Long-term debt	1,442.0	1,747.2
Pension liabilities	89.5	113.6
Other postretirement benefits plan liabilities	55.8	61.7
Long-term income tax liability	68.3	75.8
Long-term operating lease liabilities	156.9	136.4
Other noncurrent liabilities	272.0	227.6
Total Liabilities	$3,374.7	$3,700.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2020 and 2019	0.9	0.9

Additional paid-in capital	3,263.6	3,348.0
Accumulated deficit	(2,240.7)	(2,336.8)
Accumulated other comprehensive loss	(153.9)	(176.2)
Treasury stock, at cost, 17.6 shares in 2020 (2019 - 18.1 shares)	(1,127.6)	(1,219.6)
Total RRD stockholders' equity	(257.7)	(383.7)
Noncontrolling interests	13.9	13.4
Total Equity	$(243.8)	$(370.3)
Total Liabilities and Equity	$3,130.9	$3,330.1

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions)

	2020	2019

Net income (loss)	$99.0	$(92.7)
Adjustment to reconcile net income (loss) to net cash provided by operating activities	34.7	292.1
Changes in operating assets and liabilities	25.6	(51.5)
Pension and other postretirement benefits plan contributions	(9.5)	(8.6)
Net cash provided by operating activities	$149.8	$139.3

Capital expenditures	(85.6)	(138.8)
All other cash provided by investing activities	390.6	113.0
Net cash provided by (used in) investing activities	$305.0	$(25.8)

Net cash used in financing activities	$(329.3)	$(289.4)

Effect of exchange rate on cash, cash equivalents and restricted cash	8.3	(3.9)

Net increase (decrease) in cash, cash equivalents and restricted cash	$133.8	$(179.8)

Cash, cash equivalents and restricted cash at beginning of year	223.8	403.6

Cash, cash equivalents and restricted cash at end of period	$357.6	$223.8

Supplemental cash flow disclosures:
Operating cash flows (used in) provided by discontinued operations	$(1.4)	$20.7
Investing cash flows provided by (used in) discontinued operations	$239.5	$(2.8)

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31, 2020						For the Three Months Ended December 31, 2019
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net income from continuing operations attributable to common stockholders	Net earnings from continuing operations attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net income from continuing operations attributable to common stockholders	Net earnings from continuing operations attributable to common stockholders per diluted share
GAAP basis measures	$160.8	$78.1	$(3.3)	$13.0	$33.2	$0.46	$165.1	$78.9	$(5.4)	$45.7	$3.3	$0.05

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	6.2	—	5.3	0.9	0.01	—	6.0	—	(21.6)	27.6	0.39
Loss on debt extinguishments (3)	—	—	—	0.4	2.2	0.03	—	—	—	—	—	—
All other (4)	0.1	10.2	(1.4)	(3.7)	15.4	0.21	0.1	8.4	0.3	8.3	(0.4)	(0.01)
Total Non-GAAP adjustments	0.1	16.4	(1.4)	2.0	18.5	0.25	0.1	14.4	0.3	(13.3)	27.2	0.38
Non-GAAP measures	$160.9	$94.5	$(4.7)	$15.0	$51.7	$0.71	$165.2	$93.3	$(5.1)	$32.4	$30.5	$0.43

Additional non-GAAP information:					2020	2019
Gross margin (1)					21.4%	20.9%
Adjusted SG&A as a % of total net sales (1)					11.9%	11.6%
Adjusted operating margin					7.0%	6.5%
Adjusted effective tax rate					22.5%	51.1%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the fourth quarter of 2020 included, $2.9 million for employee termination costs and $0.8 million for multi-employer pension plan withdrawal obligations, partially offset net gains on the sale of restructured facilities. Charges incurred in the fourth quarter of 2019 included $2.8 million for employee termination costs and $0.7 million for multi-employer pension plan withdrawal obligations, partially offset by net gains on the sale of restructured facilities.

(3)	Loss on debt extinguishments: related to premiums paid in connection with the debt redemption during the fourth quarter of 2020.
(4)

All other: The three months ended December 31, 2020 primarily included expenses related to the ongoing SEC and DOJ investigations and the preliminary settlement with LSC’s non-qualified pension plan participants during the fourth quarter of 2020. The three months ended December 31, 2019 primarily included expenses related to the ongoing SEC and DOJ investigations, the ongoing bankruptcy liquidation of RRD Brazil and a loss on the sale of GDS during the fourth quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Twelve Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions, except per share data)

	For the Twelve Months Ended December 31, 2020						For the Twelve Months Ended December 31, 2019
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) income from continuing operations attributable to common stockholders	Net (loss) earnings from continuing operations attributable to common stockholders per diluted share
GAAP basis measures	$597.5	$108.1	$(14.1)	$10.0	$(26.4)	$(0.37)	$687.7	$185.3	$(16.7)	$54.9	$(4.8)	$(0.07)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	100.0	—	16.5	83.5	1.15	—	36.7	—	(2.4)	39.1	0.55
Loss on debt extinguishments (3)	—	—	—	0.5	2.5	0.03	—	—	—	0.1	0.6	0.01
All other (4)	(5.9)	31.6	(1.4)	5.4	27.6	0.40	(0.4)	12.2	(1.8)	12.3	1.8	0.03
Total Non-GAAP adjustments	(5.9)	131.6	(1.4)	22.4	113.6	1.58	(0.4)	48.9	(1.8)	10.0	41.5	0.59
Non-GAAP measures	$591.6	$239.7	$(15.5)	$32.4	$87.2	$1.21	$687.3	$234.2	$(18.5)	$64.9	$36.7	$0.52

Additional non-GAAP information:				2020	2019
Gross margin (1)				20.5%	19.8%
Adjusted SG&A as a % of total net sales (1)				12.4%	12.6%
Adjusted operating margin				5.0%	4.3%
Adjusted effective tax rate				27.0%	63.6%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other- net: charges incurred in the twelve months ended December 31, 2020 included pre-tax charges of $40.0 million of multi-employer pension plan charges, including $37.1 million related to LSC’s MEPP contingent obligation, $32.8 million for employee termination costs, and $33.8 million of other restructuring costs, partially offset by net gains on the sale of restructured facilities. Charges incurred in the twelve months ended December 31, 2019 included pre-tax charges of $22.2 million for employee termination costs; $16.6 million of other restructuring costs; and $3.6 million for impairment and other charges, including multi-employer pension plan withdrawal obligations, partially offset by net gains on the sale of restructured facilities.

(3)

Loss on debt extinguishments: related to the debt redemption in the fourth quarter of 2020 and various repurchases of senior notes and debentures during the twelve months ended December 31, 2020 and 2019.

(4)

All other: The twelve month ended December 31, 2020 primarily included expenses related to the ongoing SEC and DOJ investigations and the preliminary settlement with LSC’s non-qualified pension plan participants during the year ended December 31, 2020. The twelve months ended December 31, 2019 primarily included expenses related to the ongoing SEC and DOJ investigations, an increase in reserves for an unfavorable state sales tax matter and expenses related to the ongoing bankruptcy liquidation of RRD Brazil, partially offset by gain on disposal of businesses.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income (Loss) from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended December 31, 2020
Net sales	$1,059.8	$288.8	$—	$1,348.6
Income (loss) from operations	104.0	22.9	(48.8)	78.1
Operating margin %	9.8%	7.9%	nm	5.8%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	(0.9)	2.4	4.7	6.2
Other	—	—	10.2	10.2
Total Non-GAAP adjustments	(0.9)	2.4	14.9	16.4

Non-GAAP income (loss) from operations	$103.1	$25.3	$(33.9)	$94.5
Non-GAAP operating margin %	9.7%	8.8%	nm	7.0%

Depreciation and amortization	23.4	9.6	0.4	33.4
Investment and other income-net (1)	0.9	—	3.8	4.7
Non-GAAP Adjusted EBITDA	$127.4	$34.9	$(29.7)	$132.6
Non-GAAP Adjusted EBITDA margin %	12.0%	12.1%	nm	9.8%

For the Three Months Ended December 31, 2019
Net sales	$1,055.2	$374.0	$-	$1,429.2
Income (loss) from operations	79.4	28.1	(28.6)	78.9
Operating margin %	7.5%	7.5%	nm	5.5%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	3.2	0.2	2.6	6.0
Other	(2.7)	0.6	10.5	8.4
Total Non-GAAP adjustments	0.5	0.8	13.1	14.4

Non-GAAP income (loss) from operations	$79.9	$28.9	$(15.5)	$93.3
Non-GAAP operating margin %	7.6%	7.7%	nm	6.5%

Depreciation and amortization	24.2	15.7	1.1	41.0
Investment and other income-net (1)	1.2	—	3.9	5.1
Non-GAAP Adjusted EBITDA	$105.3	$44.6	$(10.5)	$139.4
Non-GAAP Adjusted EBITDA margin %	10.0%	11.9%	nm	9.8%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income (Loss) from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Twelve Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Twelve Months Ended December 31, 2020
Net sales	$3,685.2	$1,081.1	$—	$4,766.3
Income (loss) from operations	227.9	56.3	(176.1)	108.1
Operating margin %	6.2%	5.2%	nm	2.3%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	21.4	9.9	68.7	100.0
Other	0.2	0.1	31.3	31.6
Total Non-GAAP adjustments	21.6	10.0	100.0	131.6

Non-GAAP income (loss) from operations	$249.5	$66.3	$(76.1)	$239.7
Non-GAAP operating margin %	6.8%	6.1%	nm	5.0%

Depreciation and amortization	95.1	47.2	3.4	145.7
Investment and other income-net (1)	3.3	—	12.2	15.5
Non-GAAP Adjusted EBITDA	$347.9	$113.5	$(60.5)	$400.9
Non-GAAP Adjusted EBITDA margin %	9.4%	10.5%	nm	8.4%

For the Twelve Months Ended December 31, 2019
Net sales	$4,192.7	$1,280.5	$—	$5,473.2
Income (loss) from operations	220.0	67.0	(101.7)	185.3
Operating margin %	5.2%	5.2%	nm	3.4%

Non-GAAP Adjustments
Restructuring, impairment and other-net	25.0	1.0	10.7	36.7
Other	(2.7)	0.6	14.3	12.2
Total Non-GAAP adjustments	22.3	1.6	25.0	48.9

Non-GAAP income (loss) from operations	$242.3	$68.6	$(76.7)	$234.2
Non-GAAP operating margin %	5.8%	5.4%	nm	4.3%

Depreciation and amortization	101.7	53.9	7.0	162.6
Investment and other income-net (1)	4.8	—	13.7	18.5
Non-GAAP Adjusted EBITDA	$348.8	$122.5	$(56.0)	$415.3
Non-GAAP Adjusted EBITDA margin %	8.3%	9.6%	nm	7.6%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2019, primarily included a $2.1 million loss on the sale of LSC and Donnelley Financial shares.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three and Twelve Months Ended December 31, 2020
(UNAUDITED)

	For the Three Months Ended December 31, 2020
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	0.4%	(22.8%)	(5.6%)
Less:
Year-over-year impact of changes in foreign currency rates	1.1%	---%	0.8%
Year-over-year impact of dispositions (1)	(2.4%)	---%	(1.6%)

Net organic sales change	1.7%	(22.8%)	(4.8%)

(1)	Adjusted for net sales of GDS business, disposed of in the fourth quarter of 2019, and RRD Chile, disposed of the first quarter of 2020.

	For the Twelve Months Ended December 31, 2020
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.1%)	(15.6%)	(12.9%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.1%)	---%	(0.1%)
Year-over-year impact of dispositions (2)	(5.1%)	---%	(3.8%)

Net organic sales change	(6.9%)	(15.6%)	(9.0%)

(2)

Adjusted for net sales of RRD Brazil, disposed in the first quarter of 2019; the R&D business, disposed of in the second quarter of 2019, the GDS business, disposed of in the fourth quarter of 2019 and RRD Chile, disposed of in the first quarter of 2020.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2020 and 2019
(UNAUDITED)
(in millions)

	For the Three Months Ended December 31,
	2020	2019
GAAP net income from continuing operations attributable to RRD common stockholders	$33.2	$3.3

Adjustments
Income attributable to noncontrolling interests	0.2	0.3
Income tax expense	13.0	45.7
Interest expense - net	32.4	35.0
Depreciation and amortization	33.4	41.0
Restructuring, impairment and other charges-net	6.2	6.0
Loss on debt extinguishment	2.6	—
Other	11.6	8.1
Total Non-GAAP adjustments	99.4	136.1
Non-GAAP adjusted EBITDA	$132.6	$139.4

Net sales	$1,348.6	$1,429.2
Non-GAAP adjusted EBITDA margin %	9.8%	9.8%

	For the Twelve Months Ended December 31,
	2020	2019
GAAP net loss from continuing operations attributable to RRD common stockholders	$(26.4)	$(4.8)

Adjustments
Income attributable to noncontrolling interests	0.5	0.5
Income tax expense	10.0	54.9
Interest expense - net	135.1	150.6
Depreciation and amortization	145.7	162.6
Restructuring, impairment and other charges-net	100.0	36.7
Loss on debt extinguishment	3.0	0.8
Other	33.0	14.0
Total Non-GAAP adjustments	427.3	420.1
Non-GAAP adjusted EBITDA	$400.9	$415.3

Net sales	$4,766.3	$5,473.2
Non-GAAP adjusted EBITDA margin %	8.4%	7.6%

R.R. Donnelley & Sons Company
Debt Leverage Ratios
As of December 31, 2020 and 2019 and September 30, 2020
(UNAUDITED)

	As of December 31,		As of September 30,
	2020	2019	2020
Gross Leverage Ratio
Total Debt	1,503.1	1,818.4	2,021.3

Trailing 12 months adjusted EBITDA	400.9	415.3	407.7
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	18.8	20.9
Total adjusted EBITDA	400.9	434.1	428.6

Gross Leverage Ratio	3.7x	4.2x	4.7x

Net Leverage Ratio
Total Debt	1,503.1	1,818.4	2,021.3
Less Cash and cash equivalents	288.8	191.9	414.8
Net Debt	1,214.3	1,626.5	1,606.5

Trailing 12 months adjusted EBITDA	400.9	415.3	407.7
on a continuing basis
Discontinued operations adjusted EBITDA (1)	n/a	18.8	20.9
Total adjusted EBITDA	400.9	434.1	428.6

Net Leverage Ratio	3.0x	3.7x	3.7x

(1)	December 31, 2020 leverage ratios exclude EBITDA from discontinued operations as proceeds from the sale of the divested businesses were used to reduce debt.